Exhibit 99.1

News Release

Company Contacts:
Christine Russell	Sonia Segovia,
VP, Finance	IR Coordinator
Tel: (408) 938-6457	Tel: (408) 938-6491
Email:christine.russell@pdf.com	Email: sonia.segovia@pdf.com

PDF Solutions® Announces Appointment of Christine Russell as Chief Financial Officer

SAN JOSE, Calif.— August 6, 2018—PDF Solutions, Inc. (“PDF Solutions” or the “Company”) (NASDAQ: PDFS), the leading provider of process-design integration technologies to enhance integrated circuit (IC) manufacturability, today announced that Christine Russell will replace Gregory C. Walker as Chief Financial Officer upon Mr. Walker’s retirement as Vice President, Finance and Chief Financial Officer after the Company files its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018. Mr. Walker will remain with the Company in an operations role.

Ms. Russell brings over 25 years of corporate and financial experience to PDF Solutions having served as Chief Financial Officer at UniPixel, Inc., Vendavo, Inc., Evans Analytical Group, Virage Logic, Ceva and OuterBay Technologies, among other companies and positions. She currently serves as Audit Committee Chair and Director for both QuickLogic Corporation and eGain Corporation. Ms. Russell holds a B.A. and M.B.A. from the University of Santa Clara.

“With her extensive public company experience, Christine is a great addition to our management team,” said Dr. Kibarian. “Her leadership will be impactful to improved, sustainable financial performance,” added Dr. Kibarian.

“I would like to thank Greg for his significant contributions and years of service as CFO to the Company,” said Dr. Kibarian. He continued, “We are pleased that Greg will remain with us in an operations role as we continue to navigate the quickly changing semiconductor market landscape.”

ABOUT PDF SOLUTIONS

PDF Solutions enables customers to reduce the time to market of integrated circuits (“ICs”), lower the cost of IC design and manufacturing and improve both quality and profitability. The Company has developed proprietary hardware and software and provides services that target the entire systems value chain, which is a term we use that means the activities from technology development and the design of a semiconductor product through volume manufacturing of devices and subsequent system assembly and test.

PDF Solutions’ products and services consist of proprietary test structures and electrical test systems, physical intellectual property, enterprise platform software and professional services. The Company’s Characterization Vehicle®(CV®) electrical test chip infrastructure provides core modeling capabilities, and is used by more leading manufacturers than any other test chips in the industry. The Design-for-Inspection™ solution includes the proprietary eProbe® e-beam tool and extends the Company’s electrical characterization technologies into the e-beam measurement of extremely dense test structures, or DFI™ cells, across an entire fabrication process. Proprietary Template™ layout patterns for standard cell libraries optimize area, performance, and manufacturability for designing IC products. The Exensio® platform for big data unlocks relevant, actionable information buried in wafer fabrication, process control and test data through key components: Exensio® -Yield, Exensio® –Control, Exensio® –Test, Exensio® –ALPS, and Exensio® –Char. The Exensio® platform is available either on-premise or via software as a service (SaaS).

Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. PDF Solutions is listed on The NASDAQ National Market under the ticker symbol PDFS. For the Company’s latest news and information, visit http://www.pdf.com/.

Characterization Vehicle, CV, Exensio, eProbe, PDF Solutions, and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc. or its subsidiaries. ALPS, Design-for-Inspection, DFI, and Template are trademarks of PDF Solutions, Inc. or its subsidiaries.

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